Exhibit 23.1

Medgenics, Inc.
8000 Towers Crescent Drive, Suite 1300
Vienna, Virginia 22182

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated  November 4, 2010 in the Registration Statement filed on Form S-1 and related prospectus of Medgenics, Inc. for the registration of shares of its common stock.

/s/ KOST FORER GABBAY & KASIERER

KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global

Haifa, Israel
November 4, 2010